GRIFFIN-AMERICAN HEALTHCARE REIT III

Investing in America's Largest and Fastest-Growing Industry.[1]

Investor Update

First Quarter 2021 Highlights

- As of March 31, 2021, the company had completed the acquisition and development of a diversified portfolio of medical office buildings, hospitals, senior housing facilities, skilled nursing facilities, integrated senior health campuses and a real estate-related investment for an aggregate contract purchase price of $3.2 billion[4] and which is now estimated to have a value in excess of $3.7 billion.[5]
- As of March 31, 2021, the company's non-RIDEA[2] property portfolio achieved a leased percentage of 91.7 percent and weighted average remaining lease term of 6.9 years. The company's portfolio of senior housing — RIDEA facilities and integrated senior health campuses achieved a leased percentage of 70.3 percent and 70.7 percent, respectively, as of March 31, 2021. Portfolio leverage[6] was 47.4 percent.
- Modified funds from operations, as defined by the Institute for Portfolio Alternatives, attributable to controlling interest, or MFFO, equaled $10.5 million for the quarter ended March 31, 2021, representing a year-over-year decline of approximately 61.9 percent compared to $27.5 million during the first quarter 2020. The quarterly year-over-year change in MFFO is largely a result of the economic impact of the COVID-19 pandemic on many of our RIDEA assets, particularly in our integrated senior health campuses segment, which continued to experience occupancy declines and increased operational costs during the quarter directly tied to the pandemic. (Please see financial reconciliation tables and notes at the end of this update for more information regarding MFFO.)
- Funds from operations, as defined by the National Association of Real Estate Investment Trusts, attributable to controlling interest, or FFO, equaled $10.3 million during the first quarter 2021, as compared to $16.2 million during the first quarter 2020, representing a year-over-year decline of approximately 36.8 percent. The quarterly year-over-year change in FFO is the result of an increase in net loss primarily due to decreased revenues and increased operational expenses directly tied to the onset of the COVID-19 pandemic, offset by fluctuations in the fair market value of our interest rate swaps and foreign currency exchange rates (both of which are non-cash items), all of which may not be reflective of ongoing operations. (Please see financial reconciliation tables and notes at the end of this update for more information regarding FFO.)
- Net loss during the first quarter 2021 was $16.3 million compared to net loss of $7.8 million during the first quarter 2020. The quarterly year-over-year change in

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LETTER FROM THE PRESIDENT AND COO

June 1, 2021

Dear Fellow Stockholder:

Griffin-American Healthcare REIT III recently filed its Quarterly Report on Form 10-Q with the United States Securities and Exchange Commission, or SEC, and I am pleased to provide you with our first quarter update for 2021.

As you know, the company has been severely impacted by the global COVID-19 pandemic since its onset in the United States early last year. Portfolio occupancy, revenue and expenses have all suffered significantly, particularly within our senior housing properties and integrated senior health campuses.

Occupancy within our senior housing—RIDEA[2] properties was 70.3 percent as of March 31, 2021, a slight increase from 70.0 percent at the end of 2020. By comparison, this segment of our portfolio enjoyed occupancy of 77.4 percent at the end of 2019. Similarly, occupancy within our large portfolio of integrated senior health campuses fell to 70.7 percent by the close of the first quarter of 2021, nearly 14 percentage points lower than the robust 84.0 percent occupancy level as of December 31, 2019. Our medical office buildings have consistently fared better throughout the COVID-19 pandemic and remained so during the first quarter of 2021.

While the decline in occupancy and other performance metrics within our senior housing—RIDEA facilities and integrated senior health campuses continued during the quarter, we are pleased to report that those segments of our portfolio began to stabilize by the end of the first quarter of 2021 and occupancy levels have begun to recover. This recovery has continued into the second quarter and we are optimistic that it will continue along with the national recovery from the COVID-19 pandemic.

Of course, since the onset of the COVID-19 pandemic, the executive management team and board of directors of Griffin-American Healthcare REIT III has been focused on the preservation of cash and liquidity in order to help the company navigate the meaningful challenges that have negatively impacted our business. This strategy has proven successful, and the company remains well-capitalized and equipped to weather the waning months of the pandemic.

Indeed, the decisive actions taken early on by our management team and the continuing national recovery from the pandemic has resulted in our board of directors electing to resume investor distribution payments at an annualized rate of $0.20 per share.[3] You can expect to receive your payment in July 2021 for distributions accrued during the month of June 2021.

We will continue to update you on our progress and recovery from the COVID-19 pandemic's toll as we continue our work to maximize the value of our mutual investments in Griffin-American Healthcare REIT III. Should you have any questions, please contact your financial advisor for more information.

Sincerely,

Danny Prosky
President and Chief Operating Officer
Griffin-American Healthcare REIT III

net loss is largely due to the economic impact of the COVID-19 pandemic and fluctuations in the fair market value of our interest rate swaps and foreign currency exchange rates, as discussed above. (Please see financial reconciliation tables and notes at the end of this update for more information regarding net loss.)

- Net operating income, or NOI, totaled $38.1 million for the quarter ended March 31, 2021, a decline of approximately 32.2 percent compared to first quarter 2020 NOI of $56.1 million. The quarterly year-over-year change in NOI is largely a result of the economic impact of the COVID-19 pandemic, as discussed above. (Please see financial reconciliation tables and notes at the end of this update for more information regarding NOI.)
- On March 18, 2021, the company's board of directors unanimously approved an updated estimated per share net asset value, or NAV, of our common stock of $8.55 calculated as of September 30, 2020. The board of directors also announced, on March 19, 2021, that a special committee comprised of its three independent directors had been established to consider and evaluate potential strategic alternatives that may be available to the company in order to maximize shareholder value. Such strategic alternatives could include the sales of the company's assets, a listing of the company's shares on a national securities exchange, or a merger of the company with another entity, including a merger with another unlisted entity that we expect could enhance the value of the company.[7]
- Subsequent to the close of the first quarter, the company's board of directors declared daily distributions equal to an annualized rate of $0.20 per share to stockholders of record for the period of June 1, 2021 to June 30, 2021, to be paid in cash in July 2021.[3]

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1. Based on "Occupational Outlook Handbook" United States Department of Labor, Bureau of Labor Statistics. September 1, 2020. https://www.bls.gov/ooh/healthcare/home.htm.
2. The operation of healthcare-related facilities utilizing the structure permitted by the REIT Investment Diversification and Empowerment Act of 2007 is commonly referred to as a "RIDEA" structure.
3. For more information, please refer to the company's Current Report on From 8-K filed with the SEC on April 22, 2021 at https://www.sec.gov/ix?doc=/Archives/edgar/data/1566912/000156691221000020/gahr-20210422.htm
4. Based on aggregate contract purchase price of owned and/or operated real estate and a real estate-related investment, including completed development projects and net of dispositions and principal repayments, as of March 31, 2021.
5. Based on the gross real estate and real estate-related investment value estimated by an independent third-party valuation firm as of September 30, 2020 and for properties acquired and developed subsequent to September 30, 2020, the aggregate contract purchase price as of March 31, 2021.
6. Total debt divided by total market value of real estate and real estate-related investments. Total market value equals the aggregate purchase price paid for investments or, for investments appraised subsequent to the date of purchase, the aggregate value reported in the most recent independent appraisals of investments.
7. For more information, please refer to the company's Current Report on Form 8-K filed with the SEC on March 19, 2021 at https://www.sec.gov/ix?doc=/Archives/edgar/data/1566912/000156691221000010/gahr-20210318.htm.

PORTFOLIO AT-A-GLANCE (As of March 31, 2021)

PORTFOLIO SUMMARY

Purchase Price[(1)(2)]:	$3.2 billion
Buildings & Integrated Senior Health Campuses[(2)]:	220
Gross Leasable Area (Sq Ft)[(2)]:	14.1 million
Leased[(3)]:	91.7%
Weighted Average Remaining Lease Term[(3)]:	6.9 years
Portfolio Leverage[(4)]:	47.4%

PORTFOLIO ASSET MIX

(Based on NOI by segment for the three months ended March 31, 2021)


Hospitals
7.7%
Skilled Nursing
9.7%
Medical Office Buildings
36.9%
Senior Housing – RIDEA
9.7%
Senior Housing
10.5%
Integrated Senior Health Campuses(5)(8)
25.5%

PROPERTY PORTFOLIO

Real Estate Investments	Property Type	Acquisition Date	Location	Gross Leasable Area (Sq Ft)	Leased %[(6)]	Aggregate Contract Purchase Price
DeKalb Professional Center	MOB	Jun 2014	Lithonia, GA	19,000	81%	$2,830,000
Country Club Medical Office Building	MOB	Jun 2014	Stockbridge, GA	17,000	100%	$2,775,000
Acworth Medical Complex	MOB	Jul 2014	Acworth, GA	39,000	83%	$6,525,000
Wichita KS Medical Office Building	MOB	Sep 2014	Wichita, KS	39,000	94%	$8,800,000
Delta Valley Assisted Living Facility Portfolio	Senior Housing	Sep 2014 & Jan 2015	AR, MS	127,000	100%	$21,450,000
Lee's Summit MO Medical Office Building	MOB	Sep 2014	Lee's Summit, MO	39,000	100%	$6,750,000
Carolina Commons Medical Office Building	MOB	Oct 2014	Indian Land, SC	58,000	74%	$12,000,000
Mount Olympia Medical Office Building Portfolio	MOB	Dec 2014	FL, IL	23,000	100%	$9,900,000
Southlake TX Hospital[(2)]	Hospital	Dec 2014	Southlake, TX	142,000	100%	$128,000,000
East Texas Medical Office Building Portfolio	MOB	Dec 2014	TX	393,000	96%	$68,500,000
Premier Medical Office Building	MOB	Dec 2014	Novi, MI	45,000	91%	$12,025,000
Independence Medical Office Building Portfolio	MOB	Jan 2015	KY, MA, NJ, NY	477,000	96%	$135,000,000
King of Prussia PA Medical Office Building	MOB	Jan 2015	King of Prussia, PA	72,000	67%	$18,500,000
North Carolina Assisted Living Facility Portfolio	Senior Housing — RIDEA	Jan & Jun 2015, Jan 2017, Aug 2018 & Mar 2019	NC	272,000	52%	$113,856,000
Orange Star Medical Portfolio	MOB/Hospital	Feb 2015	CO, TX	183,000	98%	$57,650,000
Kingwood Medical Office Building Portfolio	MOB	Mar 2015	Kingwood, TX	43,000	100%	$14,949,000
Mt Juliet TN Medical Office Building	MOB	Mar 2015	Mount Juliet, TN	46,000	75%	$13,000,000

PROPERTY PORTFOLIO (continued)

Real Estate Investments	Property Type	Acquisition Date	Location	Gross Leasable Area (Sq Ft)	Leased %[6]	Aggregate Contract Purchase Price
Homewood AL Medical Office Building	MOB	Mar 2015	Homewood, AL	30,000	43%	$7,444,000
Paoli PA Medical Plaza	MOB	Apr 2015	Paoli, PA	99,000	90%	$24,820,000
Glen Burnie MD Medical Office Building	MOB	May 2015	Glen Burnie, MD	77,000	86%	$18,650,000
Marietta GA Medical Office Building	MOB	May 2015	Marietta, GA	41,000	100%	$13,050,000
Mountain Crest Senior Housing Portfolio	Senior Housing — RIDEA	May, Jun, Jul & Nov 2015	IN, MI	585,000	72%	$75,035,000
Mount Dora Medical Center	MOB	May 2015	Mount Dora, FL	51,000	19%	$16,300,000
Nebraska Senior Housing Portfolio	Senior Housing — RIDEA	May 2015	NE	282,000	59%	$66,000,000
Pennsylvania Senior Housing Portfolio	Senior Housing — RIDEA	Jun 2015	PA	260,000	77%	$87,500,000
Southern Illinois Medical Office Building Portfolio	MOB	Jul 2015, Dec 2017 & Apr 2018	Waterloo, IL	41,000	82%	$12,712,000
Napa Medical Center	MOB	Jul 2015	Napa, CA	65,000	90%	$15,700,000
Chesterfield Corporate Plaza	MOB	Aug 2015	Chesterfield, MO	226,000	98%	$36,000,000
Richmond VA Assisted Living Facility	Senior Housing — RIDEA	Sep 2015	North Chesterfield, VA	210,000	88%	$64,000,000
Crown Senior Care Portfolio	Senior Housing	Sep, Oct & Dec 2015 & Nov 2016	Isle of Man & United Kingdom	155,000	100%	$68,085,000
Washington D.C. Skilled Nursing Facility	Skilled Nursing	Oct 2015	Washington, DC	134,000	100%	$40,000,000
Trilogy[2][7]	Integrated Senior Health Campuses[8]	Various	IN, KY, MI, OH	8,541,000	68%	$1,732,058,000
Stockbridge GA Medical Office Building II	MOB	Dec 2015	Stockbridge, GA	46,000	79%	$8,000,000
Marietta GA Medical Office Building II	MOB	Dec 2015	Marietta, GA	22,000	62%	$5,800,000
Naperville Medical Office Building	MOB	Jan 2016	Naperville, IL	69,000	83%	$17,385,000
Lakeview IN Medical Plaza[2]	MOB	Jan 2016	Indianapolis, IN	163,000	90%	$20,000,000
Pennsylvania Senior Housing Portfolio II	Senior Housing — RIDEA	Feb 2016	Palmyra, PA	125,000	92%	$27,500,000
Snellville GA Medical Office Building	MOB	Feb 2016	Snellville, GA	42,000	93%	$8,300,000
Lakebrook Medical Center	MOB	Feb 2016	Westbrook, CT	25,000	76%	$6,150,000
Stockbridge GA Medical Office Building III	MOB	Mar 2016	Stockbridge, GA	43,000	91%	$10,300,000
Joplin MO Medical Office Building	MOB	May 2016	Joplin, MO	85,000	86%	$11,600,000
Austell GA Medical Office Building	MOB	May 2016	Austell, GA	39,000	100%	$12,600,000
Middletown OH Medical Office Building	MOB	Jun 2016	Middletown, OH	103,000	85%	$19,300,000
Fox Grape Skilled Nursing Facility Portfolio	Skilled Nursing	Jul & Nov 2016	MA	349,000	100%	$79,500,000
Voorhees NJ Medical Office Building	MOB	Jul 2016	Voorhees, NJ	48,000	76%	$11,300,000
Norwich CT Medical Office Building Portfolio	MOB	Dec 2016	Norwich, CT	56,000	87%	$15,600,000
New London CT Medical Office Building	MOB	May 2017	New London, CT	27,000	98%	$4,850,000
Middletown OH Medical Office Building II	MOB	Dec 2017	Middletown, OH	32,000	71%	$4,600,000

1. Based on aggregate contract purchase price of owned and/or operated real estate and a real estate-related investment, including completed development projects and net of dispositions and principal repayments, as of March 31, 2021.
2. Includes owned, leased or joint venture properties.
3. Excluding our senior housing — RIDEA facilities and our integrated senior health campuses. As of March 31, 2021, our senior housing — RIDEA facilities and integrated senior health campuses were 70.3% and 70.7% leased, respectively, and substantially all of our leases with residents at such properties are for a term of one year or less.
4. Total debt divided by total market value of real estate and a real estate-related investment. Total market value equals the aggregate contract purchase price paid for investments, or for investments appraised subsequent to the date of purchase, the aggregate value reported in the most recent independent appraisals of such investments.
5. Calculated based on our 67.6% pro-rata ownership of Trilogy's total net operating income for the three months ended March 31, 2021.
6. Leased percentage as of March 31, 2021 includes all leased space of the respective property including master leases, except for our senior housing — RIDEA facilities and our integrated senior health campuses where leased percentage represents resident occupancy on the available units of the senior housing — RIDEA facilities or integrated senior health campuses.
7. As of March 31, 2021, we owned and/or operated 120 integrated senior health campuses including completed development projects through a majority-owned subsidiary of Trilogy.
8. Integrated senior health campuses include a range of senior care, including assisted living, memory care, independent living, skilled nursing services and certain ancillary businesses, and operate under a RIDEA structure.

PORTFOLIO AT-A-GLANCE (As of March 31, 2021)

PROPERTY MAP



LEGEND

- Medical Office Buildings
- Hospitals
- Senior Housing
- Senior Housing – RIDEA
- Skilled Nursing Facilities
- Integrated Senior Health Campuses

FFO and MFFO Reconciliation

	Three Months Ended March 31,	
	2021	2020
Net loss	$ (16,273,000)	$ (7,783,000)
Add:		
Depreciation and amortization related to real estate — consolidated properties	25,723,000	25,087,000
Depreciation and amortization related to real estate — unconsolidated entities	806,000	744,000
Loss on disposition of real estate investment	335,000	—
Impairment of real estate investments	—	5,102,000
Net loss (income) attributable to noncontrolling interests	4,426,000	(2,127,000)
Less:		
Depreciation, amortization, impairment and loss on disposition — noncontrolling interests	(4,765,000)	(4,794,000)
FFO attributable to controlling interest	$ 10,252,000	$ 16,229,000
Business acquisition expenses(1)	$ 1,248,000	$ 234,000
Amortization of above- and below-market leases(2)	36,000	19,000
Amortization of closing costs(3)	47,000	40,000
Change in deferred rent(4)	(334,000)	(28,000)
Loss on debt extinguishment(5)	2,288,000	—
(Gain) loss in fair value of derivative financial instruments(6)	(1,821,000)	8,183,000
Foreign currency (gain) loss(7)	(415,000)	3,065,000
Adjustments for unconsolidated entities(8)	171,000	316,000
Adjustments for noncontrolling interests(8)	(971,000)	(510,000)
MFFO attributable to controlling interest	$ 10,501,000	$ 27,548,000
Weighted average common shares outstanding — basic and diluted	193,856,872	194,844,516
Net loss per common share — basic and diluted	$ (0.08)	$ (0.04)
FFO attributable to controlling interest per common share — basic and diluted	$ 0.05	$ 0.08
MFFO attributable to controlling interest per common share — basic and diluted	$ 0.05	$ 0.14

(1) In evaluating investments in real estate, we differentiate the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for publicly registered, non-listed real estate investment trusts that have completed their acquisition activity and have other similar operating characteristics. By excluding business acquisition expenses that have been deducted as expenses in the determination of accounting principles generally accepted in the United States, or GAAP, net income or loss, we believe MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management's analysis of the investing and operating performance of our properties. Business acquisition expenses include payments to our advisor or its affiliates and third parties.

(2) Under GAAP, above- and below-market leases are assumed to diminish predictably in value over time and amortized, similar to depreciation and amortization of other real estate-related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, we believe that by excluding charges relating to the amortization of above- and below-market leases, MFFO may provide useful supplemental information on the performance of the real estate.

(3) Under GAAP, direct closing costs are amortized over the term of our debt security investment as an adjustment to the yield on our debt security investment. This may result in income recognition that is different than the contractual cash flows under our debt security investment. By adjusting for the amortization of the closing costs related to our debt security investment, MFFO may provide useful supplemental information on the realized economic impact of our debt security investment terms, providing insight on the expected contractual cash flows of such debt security investment, and aligns results with management's analysis of operating performance.

(4) Under GAAP, as a lessor, rental revenue is recognized on a straight-line basis over the terms of the related lease (including rent holidays). As a lessee, we record amortization of right-of-use assets and accretion of lease liabilities for our operating leases. This may result in income or expense recognition that is significantly different than the underlying contract terms. By adjusting such amounts, MFFO may provide useful supplemental information on the realized economic impact of lease terms, providing insight on the expected contractual cash flows of such lease terms, and aligns results with our analysis of operating performance.

(5) The loss associated with the early extinguishment of debt primarily relates to the write-off of unamortized deferred financing fees and other fees. We believe that adjusting for such non-recurring losses provides useful supplemental information because such charges (or losses) may not be reflective of on-going business transactions and operations and is consistent with management's analysis of our operating performance.

(6) Under GAAP, we are required to include changes in fair value of our derivative financial instruments in the determination of net income or loss. We believe that adjusting for the change in fair value of our derivative financial instruments to arrive at MFFO is appropriate because such adjustments may not be reflective of on-going operations and reflect unrealized impacts on value based only on then current market conditions, although they may be based upon general market conditions. The need to reflect the change in fair value of our derivative financial instruments is a continuous process and is analyzed on a quarterly basis in accordance with GAAP.

(7) We believe that adjusting for the change in foreign currency exchange rates provides useful information because such adjustments may not be reflective of on-going operations.

(8) Includes all adjustments to eliminate the unconsolidated entities' share or noncontrolling interests' share, as applicable, of the adjustments described in notes (1) – (7) above to convert our FFO to MFFO.

Net Operating Income Reconciliation

	Three Months Ended March 31,	
	2021	2020
Net loss	$ (16,273,000)	$ (7,783,000)
General and administrative	7,257,000	6,574,000
Business acquisition expenses	1,248,000	234,000
Depreciation and amortization	25,723,000	25,087,000
Interest expense	18,544,000	26,717,000
Loss on disposition of real estate investment	335,000	—
Impairment of real estate investments	—	5,102,000
Loss from unconsolidated entities	1,771,000	904,000
Foreign currency (gain) loss	(415,000)	3,065,000
Other income	(272,000)	(555,000)
Income tax expense (benefit)	163,000	(3,211,000)
Net operating income	$ 38,081,000	$ 56,134,000